Exhibit 10.67

Portions of this exhibit have been omitted pursuant to a request for confidential treatment by BioMimetic Therapeutics, Inc. The omitted portions, marked by [**], have been separately filed with the Securities and Exchange Commission.

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into as of July 17, 2010 (the “Effective Date”), by and between BioMimetic Therapeutics, Inc., a Delaware corporation with its principal address at 389 Nichol Mill Lane, Franklin, TN  37067 (“BMTI”) and Integra LifeSciences Corporation, 311 Enterprise Drive, Plainsboro, New Jersey  08536 (“Integra”)

WHEREAS, Integra manufactures the Product (as hereinafter defined) using Integra’s Intellectual Property Rights (as hereinafter defined); and

WHEREAS, BMTI wishes to purchase such Product in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereby agree as follows:

1.           DEFINITIONS

“BMTI Product” shall mean recombinant human growth factor, rhPDGF(BB) made or distributed by BMTI incorporating the Product as a component solely for use in the Field.

“Extension Term” shall have the meaning ascribed to it in Section 8(a).

“FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

“Field” shall mean **.

“Intellectual Property Rights” shall mean all patent rights, copyrights, rights of publicity, trademark, trade dress and service mark rights, trade secret rights and other intellectual property rights, as may now exist or hereafter come into existence, and all applications therefor and registrations, renewals and extensions thereof, under the laws of any state, country, territory or other jurisdiction.

“Initial Term” shall have the meaning ascribed to it in Section 8(a).

“Inventions” shall mean any idea, design, concept, technique, invention, discovery, work of authorship, modification, improvement, or derivative work, regardless of patentability.

“Product” shall mean **.

“Product Specifications” shall mean the written specifications for the Product set forth in Exhibit A. The Product Specifications are **.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

“QSRs” shall mean the then-current FDA quality system regulations applicable to medical device companies covering the design, manufacturing, testing requirements under an established quality system in compliance with 21 CFR 820 and ISO 13485:2003.

“Term” shall have the meaning ascribed it in Section 8(a).

“Transfer Price” shall mean the price for the Product set forth in Exhibit B.

2.           SUPPLY OF PRODUCT

(a)           Product.  During the Term of this Agreement, Integra agrees to sell and BMTI agrees to purchase the Product in accordance with the terms of this Agreement and the Product Specifications.  BMTI shall purchase the Products solely for inclusion and subsequent sale as part of, the BMTI Products solely for use in the Field and shall not sell or use, directly or indirectly, the Products for any other purpose in the Field or for any purpose whatsoever outside the Field. **.

(b)           Exclusivity.  Upon meeting all regulatory requirements and approval from the FDA and such other applicable regulatory agencies, BMTI will package and market the BMTI Product for use in the Field.  BMTI will at all times during the term of this Agreement be required to purchase and use the Product from Integra on an exclusive basis for applications ** inside the Field and may not commercialize ** products similar to the Product from any third party for use with ** inside the Field.  BMTI shall be ** outside the Field, provided that in no event may BMTI use any Integra confidential information, including without limitation, Integra confidential information about the Products or the Product Specifications.

Integra shall be entitled to sell its Product or any other ** product to any third party for any purpose (inside and outside the Field) without any restrictions whatsoever.

 (c)           Regulatory Clearance of BMTI Product; Reports.  BMTI agrees that it will use ** to commercialize the BMTI Products.  In the event that BMTI does not produce a commercially salable BMTI Product by **, Integra shall have the right to terminate BMTI’s right to use the Product in the Field.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

BMTI will be responsible and shall bear all costs for FDA and other regulatory authority filings to obtain marketing clearance for the BMTI Product; **.  The Product’s design history file will be owned at all times by Integra, **.

During the Term, BMTI shall keep Integra informed of its activities regarding its use of the Products, including without limitation, plans for filing a product registration for BMTI Products, at least ** days prior to such filing(s) or the commercialization of the BMTI Products.  Not later than **, BMTI shall provide Integra with a report summarizing BMTI’s development efforts for BMTI Products **.

(d)           Product Quality Systems.  BMTI will prepare all necessary documentation for worldwide marketing approvals, including but not limited to FDA, Health Canada and EU, for the BMTI Product as specified by each of these regulatory authorities. **.

3.           TERMS OF PURCHASE OF PRODUCT BY BMTI

(a)           Terms and Conditions.  All purchases of the Product by BMTI from Integra during the Term of this Agreement shall be subject to the terms and conditions of this Agreement.

(b)           Prices.  The price to BMTI for the Product shall be **.

(c)           **.

**.

**.

(d)           Taxes.  The Transfer Price does not include any foreign, federal, state or local taxes that may be applicable to the sale of the Product to BMTI.  In the event that such taxes are applicable and Integra has the legal obligation to collect such taxes, Integra shall be entitled to add to BMTI’s invoice the amount of such taxes and BMTI shall pay such amount unless BMTI provides Integra with a valid tax exemption certificate authorized by the appropriate taxing authority.  In the event that any withholding or other sales taxes or duties are required to be deducted from any payment to Integra under applicable law, then BMTI shall pay Integra such additional amount as shall cause the net amount of the aggregate payment to Integra, after giving effect to such deduction, to equal the amount of the payment otherwise due to Integra under this Agreement, and shall indemnify and hold harmless Integra against any additional such sales taxes that might be determined to be due in connection with the transactions contemplated herein.

(e)           Forecasts; Order and Acceptance.

(i)            Forecasts.  Upon execution and delivery of this Agreement, BMTI agrees to provide Integra with ** forecast setting forth the quantity and delivery requirements for the Products required in **.  Not later than the last day **, BMTI shall submit an updated ** forecast which shall not increase the amounts set forth in **.  In addition, not later than **, BMTI shall provide to Integra **.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

In the event that BMTI fails to provide **, the last forecasted amount ** shall become **.

(ii)           Orders; Supply.

(A)           Integra will not stock Product in inventory for purchase by BMTI, but will make Products based on BMTI’s firm purchase orders.  BMTI will be obligated to purchase Product for which it has issued a firm order, whether pursuant to a forecast that is deemed binding hereunder, or pursuant to a purchase order.  All orders for the Product submitted by BMTI shall be initiated by written purchase orders provided to Integra no more frequently than **, provided however, that no requested delivery date shall be sooner than **.  The purchase orders shall specify **.  No purchase order shall be binding upon Integra until accepted by Integra in writing, and Integra shall have no liability to BMTI with respect to purchase orders that are not accepted, **.

**.  Integra may refuse to accept, in whole or in part, any purchase order which is refused because of any payment default by BMTI or because such purchase order is inconsistent with this Agreement.

(B)           **.  In no event shall Integra have any obligation to divulge to BMTI or any third party any Integra intellectual property, know-how or any other information regarding the Product, nor shall BMTI be permitted to divulge to any third party the Product Specifications for the Product.  BMTI also agrees not to reverse engineer the Product.

(C)           **.

(f)           Terms of Purchase Orders.  Nothing contained in any purchase order of BMTI or sales acceptance or similar instrument of Integra shall in any way modify the purchase terms contained in this Agreement or add any additional terms or conditions (except for identification of Product, quantity and delivery date consistent with this Agreement).

(g)           Payment.    **, and payment shall be made by wire transfer, check or other instrument approved by Integra.  Invoices will be sent to BMTI on shipment of Product. **.

Any amount which is not paid when due shall be subject to a service charge **.  In the event that BMTI fails to fulfill the terms of payment, Integra may decline to manufacture Products or make further deliveries except upon receipt of cash or satisfactory security.  Acceptance and endorsement by Integra of any instrument for less than the full amount Integra claims to be due and payable to it under this Agreement shall not be deemed to be an admission of payment in full, and any conditions to the contrary that are noted on such instrument shall not be binding on Integra.

(h)           Shipping.  All prices for the Product are **.  All Product delivered pursuant to the terms of this Agreement shall be **.  The ** may be sent separately to BMTI before shipment, or with the shipping documents.  In addition to the **.  Upon delivery to the Carrier, BMTI shall assume full responsibility regarding importing, unloading, discharge, storage, handling and use of the Product supplied to BMTI by Integra hereunder.  All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by BMTI.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

4.           REJECTION OF PRODUCTS

**.

**.

**.

In the event that the deviation from the Product Specifications occurs because of conduct of the Carrier, Integra shall not be obligated to replace the affected Product.

5.           WARRANTIES

(a)           Limited Warranties.

(i)           **.

(ii)           **.

(b)           No Other Warranty.  **.

**.

6.           LIMITATION OF LIABILITY.

**.

**.

**.

7.           ADDITIONAL OBLIGATIONS OF INTEGRA

(a)           **.

(b)           **.

(c)           **.

(d)           **.

**.

**.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

8.           TERM AND TERMINATION

(a)           Term.  This Agreement shall commence on the Effective Date and continue in full force and effect for a period of seven (7) years thereafter (the “Initial Term”); provided that the Agreement may be terminated earlier as set forth in this Agreement.  After the Initial Term, the Agreement shall automatically renew for additional two (2) year terms (“Extension Terms”), provided that either party may terminate this Agreement at the end of the Initial Term or after the Initial Term by providing to the other party written notice of its intent to terminate **.  The Initial Term and any Extension Terms shall be referred to herein as the “Term”.

(b)           Termination for Cause.  If either party defaults in the performance of any material provision of this Agreement, then the nondefaulting party may give written notice to the defaulting party that if the default is not cured within the “Cure Period,” which shall be: **.  If the nondefaulting party gives such notice and the default is not cured during such Cure Period, then any time after at the end of such Cure Period, the nondefaulting party may terminate this Agreement (which termination shall be effective immediately upon defaulting party’s receipt of written notice of termination).

(c)           Termination for Insolvency.  This Agreement shall terminate, without notice, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts, (ii) upon either party’s making an assignment for the benefit of creditors, or (iii) upon either party’s dissolution or ceasing to do business.

(d)           Termination for Failure to Produce Commercially Salable BMTI Product.  Integra shall have the termination right set forth in Section 2(c).

(e)           Effect of Breach or Termination.

(i)           Accrued Obligations.  Except as set forth in Section 3(e)(ii)(C), termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination and shall not preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  **, BMTI’s sole and exclusive remedy for Integra’s failure to supply Product pursuant to the terms of this Agreement is set forth in **.  **.

(ii)          **.

**.

**.

**..

(iii)         Confidential Information.  Upon expiration or termination of this Agreement, Confidential Information shall be treated as provided in Section 9(f)(iii).

(f)           Limitation on Liability.  **.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(g)           Survival of Certain Terms.  The provisions of Sections 1, 3(c), 3(d), 3(g), 3(h), 4 (with respect to the delivery of Product described in Section 8(e)(ii), 5, 6, the first sentence of 7(a)(with respect to the delivery of Product described in Section 8(e)(ii)), 7(d), 8(e), 8(f), 8(g), 9, 10 and 11, and all payment obligations incurred prior to the date of termination, shall survive the termination of this Agreement for any reason.  All other rights and obligations of the parties shall cease upon termination of this Agreement.

9.           PROPERTY RIGHTS AND CONFIDENTIALITY

(a)           Intellectual Property Rights.  BMTI agrees that Integra owns and shall retain all Intellectual Property Rights in and to the Product and pertaining to developments or improvements to the Products and all Inventions created or developed under this Agreement, including without limitation, any changes to the Product developed or suggested by BMTI.  No rights or licenses are granted other than those expressly set forth herein.  This Agreement does not constitute a license to use the Integra name, trademarks or tradenames for any purpose and upon termination of this Agreement, the use, if any, by BMTI of any Integra trademarks shall cease.

(b)           BMTI's Right to Use and Distribute Product Purchased Hereunder.  Subject to the terms and conditions of this Agreement and provided that BMTI complies with the terms and conditions of this Agreement, Integra grants BMTI a non-transferable, ** worldwide license (with no sublicense rights) to process, use, sell, offer for sale and distribute in the Field in the Territory the Product purchased by BMTI from Integra under Section 3 of this Agreement only when incorporated into a BMTI Product.

(c)           No Right to Manufacture or Copy.  The Product sold by Integra hereunder is subject in every case to the condition that such sale does not convey to BMTI, to any agent or representative of BMTI or to any third party any license, expressly or by implication, to manufacture, duplicate or otherwise copy, re-engineer or reproduce any of the Product.

(d)           **.

 (e)           **.

**.

(f)           Confidentiality.

(i)           Each party acknowledges that by reason of its relationship to the other hereunder, it will have access to certain proprietary information and materials concerning the other party’s business, plans, customers, technology, and products, conveyed orally, in writing or through other tangible materials (the “Confidential Information”).  Each party agrees that it will not use in any way for its own account or the account of any third party (except for the purpose of performing its obligations under this Agreement), nor disclose to any third party, any such Confidential Information revealed to it by the other party without the express written consent of the disclosing party.  Each of the parties further agrees to use the same degree of care concerning Confidential Information as it uses to protect its own confidential and proprietary technical information to prevent the unauthorized disclosure to any third party of the Confidential Information received from the disclosing party hereunder.  The parties agree that they shall acquire no rights with respect to Confidential Information of the other party received hereunder.  The parties agree that the Confidential Information received by a disclosing party hereunder shall not be disclosed to any third party or to any employee, officer or director of the receiving party, except to those employees, officers and directors whose responsibilities require such disclosure for purposes of performing the parties’ obligations under this Agreement; provided that such employees, officers and directors have entered into confidentiality agreements with provisions substantially similar to those set forth in this Section 9(f).

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(ii)          The obligations hereunder shall not apply to Confidential Information:  (A) which the receiving party can demonstrate by written records was known to the receiving party prior to the date of disclosure by the disclosing party; provided that such information was not obtained by the receiving party through wrongful disclosure by a third party receiving such information in confidence from the disclosing party; (B) which is now in the public knowledge, or becomes public knowledge in the future other than by breach of this Agreement by the receiving party; (C) which, as can be established by written records, is independently developed by the receiving party without benefit of Confidential Information received from the disclosing party; (D) which is disclosed to the receiving party, after the date of disclosure by the disclosing party, by a third party having a right to make such disclosure. Either party may disclose Confidential Information which is required to be disclosed by applicable law or proper legal, governmental or other competent authority or included in any filing or action taken by the receiving party to obtain government approval to market the Product; provided, however, that when permitted by the provisions of local laws, the receiving party shall use its reasonable best efforts to protect the confidentiality of such Confidential Information submitted to governmental agencies or authorities pursuant to this Agreement and provided further that, with regard to a court order or similar process, the party whose information is to be disclosed shall be notified sufficiently in advance of such requirement (if practicable) so that it may seek a protective order (or equivalent) with respect to such disclosure, which the other party shall fully comply with.

(iii)         Upon expiration or termination of this Agreement, the receiving party shall either return to the disclosing party or destroy any tangible copies of any Confidential Information provided to it by the disclosing party hereunder, provided, however, that each party may retain one (1) copy of the Confidential Information for archival records to identify and comply with the obligations assumed hereunder.

(iv)         The obligations of this Section 9(f) shall survive termination of this Agreement for any reason.

10.         INDEMNIFICATION AND INSURANCE BY BMTI.

(a)           No Liability for BMTI Products.  Integra has no control over the uses of the Product by BMTI or any third party or user of the Product, or over the circumstances of the Product’s use, storage, handling, distribution or application after shipment from Integra’s facility.  BMTI assumes full responsibility with respect to the use of the Products, and it is agreed by the parties that Integra assumes no liability of any kind with respect to the use by BMTI or any third party of the Products alone or in connection with any other product or procedure, including without limitation, the BMTI Products.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(b)           Indemnification.  BMTI agrees at BMTI’s own expense, to indemnify and promptly defend and hold harmless Integra and its affiliates, and their respective directors, officers, members, counsel, employees, agents and representatives and the successors and assigns of any of the foregoing (the “Integra Indemnitees”) against any and all claims, demands, actions, liabilities, damages, losses, judgments, costs or expenses (including interest and penalties and reasonable attorneys’ fees and professional fees and other expenses incurred investigating, preparing for or defending any proceeding or litigation, commenced or threatened)(collectively, “Claims”) arising out of or in connection with or as a result of (i) the transportation, handling, storage, design, manufacture, marketing, sale or use of the Product or any product or procedure used with the Product, including without limitation, the BMTI Products; (ii) the bodily injury, property damage or any other damage or injury caused, in whole or in part, by any use of the Products, either alone or in connection with any other product or procedure, including without limitation, the BMTI Products, (iii) the use, marketing, distribution or sale (by BMTI, or any third party) of the Product, either alone or in connection with any other product or procedure, including without limitation, the BMTI Products, in violation of applicable statutes, laws, rules, regulations, ordinances or decrees of governmental authorities in the Territory, (iv) BMTI’s breach of the representations, warranties, covenants and agreements contained in this Agreement and (v) the negligence or willful misconduct of BMTI.  **.

(c)           Insurance.  BMTI agrees to maintain in force with a company or companies acceptable to Integra, commercial general liability insurance providing coverage for liability arising from BMTI’s activities under this Agreement and product liability insurance with respect to the products sold hereunder, including without limitation, the BMTI Products, with minimum annual limits of **.  This insurance coverage shall satisfy the following requirements:  **.  BMTI shall furnish Integra with certificates of insurance and, at Integra’s request, copies of all insurance policies and renewals thereof to be maintained by BMTI hereunder.  All certificates of insurance must be received and acceptable to Integra, no later than the Effective Date of this Agreement, and annually thereafter.

11.         GENERAL PROVISIONS

(a)           Choice of Law; Venue.  This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied to contracts entered into and to be performed within such state without regard to the provisions governing conflict of laws under such laws.  The parties hereby expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(c)           Notices.  Any notice required or permitted by this Agreement shall be in writing (in the English language) and shall be sent by registered airmail or express courier (such as DHL or Federal Express), addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder.  Such notice shall be deemed to have been given upon the earlier of receipt by the party to whom notice was sent or five (5) days after shipment, if by registered airmail.  Addresses for the parties are as follows:

BMTI:                  BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, TN  37067
Attn: Dr. Samuel E. Lynch

with a copy to:

BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, TN  37067
Attn:  General Counsel

Integra:                 Integra LifeSciences Corporation
311 Enterprise Drive
Plainsboro, New Jersey 08536
Attention:  Vice President of Corporate Development

with a copy to:

Integra LifeSciences Corporation
311 Enterprise Drive
Plainsboro, New Jersey  08536

Attention:  Senior Vice President and General Counsel, Human Resources and Secretary

(d)           Force Majeure.  Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

(e)           Non-assignability.  Neither party may assign or transfer, whether voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement without the prior written consent of the other party.  Any purported transfer, assignment or delegation without such prior written consent will be null and void and of no force or effect.  Notwithstanding the foregoing, either party shall have the right to assign this Agreement to any affiliate or to any successor to substantially all of its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise.  Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

(f)           Independent Contractors.  The distribution relationship of Integra and BMTI established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other or allow one party to create or assume any obligation on behalf of the other for any purpose whatsoever.  All financial obligations associated with BMTI’s business are the sole responsibility of BMTI.  All financial obligations associated with Integra’s business are the sole responsibility of Integra.

(g)           Severability.  If any provision of this Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect.  The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

(h)           Waiver.  Neither party may waive or release any of its rights or interest in this Agreement except in writing.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a subsequent failure to perform any such term or condition.

(i)            Remedies.  Remedies provided herein shall be exclusive of all other remedies.  The exercise by a party of one remedy shall not preclude that party from exercising any other remedy provided with respect to the same event.  Where no remedies are provided, remedies of the parties shall be cumulative and in addition to all other remedies existing at law or in equity.

(j)            Amendments.  No amendment to this Agreement shall bind either party unless made in writing and executed by duly authorized officers of both parties.

(k)           Headings.  The headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of the subject matter contained in the section or article to which a particular heading relates.

(l)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and both together shall be deemed to be one and the same instrument.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Distribution Agreement on behalf of Integra and BMTI, as applicable.

BioMimetic Therapeutics, Inc.		Integra LifeSciences Corporation

By:	/s/ Samuel Lynch	By:	/s/ Stuart Essig

Name:	Samuel Lynch	Name:	Stuart Essig

Title:	CEO	Title:	President & CEO

Date:	7/20/2010	Date:	7/26/2010

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

EXHIBIT A
**

SEE ATTACHED

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

EXHIBIT B
Transfer Price

**.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.

EXHIBIT C

**.

[**]  Redacted pursuant to confidential treatment request by BioMimetic Therapeutics, Inc.